Exhibit 99.1

Atlas Financial Holdings Announces Receipt of Notification Letter from Nasdaq Due to Timing of Filing on Form 10-K; Subsequently Notified that it is in Compliance

Chicago, Illinois (April 9, 2018) - Atlas Financial Holdings, Inc. (NASDAQ: AFH) (“Atlas” or the “Company”) announced today that on April 3, 2018, it received a delinquency notification letter from Nasdaq stating that the Company was not in compliance with Nasdaq Listing Rule 5250(c)(1), because it had not timely filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the “Form 10-K”). The Company timely filed a Form 12b-25 Notification of Late Filing related to the Form 10-K, which resulted in an extended filing deadline for the Form 10-K of April 2, 2018. The Form 10-K was filed with the SEC on April 2, 2018, but due to the timing of the filing was considered filed effective April 3, 2018.

The Company was subsequently notified that Nasdaq issued a letter on April 9, 2018 confirming that the Company is now in compliance.

About Atlas
The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the “light” commercial automobile sector including taxi cabs, non-emergency para-transit, limousine/livery (including certain transportation network company drivers) and business auto. The business of Atlas is carried on through its subsidiaries American Country Insurance Company, American Service Insurance Company, Inc., Gateway Insurance Company, Global Liberty Insurance Company of New York, Anchor Group Management, Inc., Plainview Premium Finance Company, Inc., and Plainview Premium Finance Company of California, Inc. Atlas’ insurance subsidiaries have decades of experience with a commitment to always being an industry leader in these specialized areas of insurance.

For more information about Atlas, please visit www.atlas-fin.com.

Exhibit 99.1

Forward-Looking Statements:
This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words “anticipate”, “expect”, “believe”, “may”, “should”, “estimate”, “project”, “outlook”, “forecast” or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company’s 2017 Annual Report on Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information:
At the Company                                Investor Relations
Atlas Financial Holdings, Inc.                         The Equity Group Inc.
Scott Wollney, CEO                            Adam Prior, Senior Vice President
Phone: 847-700-8600                                   212-836-9606
swollney@atlas-fin.com                            aprior@equityny.com
www.atlas-fin.com                            www.theequitygroup.com

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